SWK Holdings’ Subsidiary, Enteris BioPharma, Receives Milestone Payment from
Cara Therapeutics

First of multiple anticipated milestone payments related to the development of
Oral KORSUVA™

Dallas, TX, October 27, 2020 – SWK Holdings Corporation (Nasdaq: SWKH), a life sciences focused specialty finance company catering to small- and mid-sized commercial-stage companies, today announced that its wholly-owned subsidiary, Enteris BioPharma, received a milestone payment of $2.5 million from Cara Therapeutics (Nasdaq: CARA) related to the license agreement for Peptelligence® oral formulation technology utilized in Oral KORSUVA™, the oral formulation of Cara’s first-in-class KOR agonist, CR845/difelikefalin. SWK is entitled to receive $1.5 million of this payment per the contractual splits agreed to in the Enteris acquisition agreement. SWK is eligible to receive additional potential milestone payments over the next several quarters, subject to the achievement of certain development milestones for Oral KORSUVA.

Oral KORSUVA was engineered using Enteris’ Peptelligence technology, which is designed to enable the oral delivery of peptides and BCS class II, III and IV small molecules. Oral KORSUVA is currently the subject of three separate late-stage clinical trials for pruritus in patients with hepatic impairment due to primary biliary cholangitis (PBC), stage III-V chronic kidney disease (CKD), and atopic dermatitis (AD). In December 2019, Cara announced positive top-line results from its Phase 2 clinical trial of Oral KORSUVA for the treatment of pruritus in patients with stage III-IV (moderate-to-severe) chronic kidney disease. Cara also announced it intends to complete an End of Phase 2 Meeting with the FDA in the first quarter of 2021 and that it intends to initiate the safety portion of the Phase 3 program in the fourth quarter of 2020.

In August 2019, Enteris and Cara entered into a licensing agreement whereby Enteris granted to Cara a non-exclusive, royalty-bearing license to the Peptelligence technology to develop, manufacture and commercialize Oral KORSUVA worldwide, excluding Japan and South Korea. Enteris is eligible to receive milestone payments upon the successful achievement of certain development, regulatory and commercial milestones and low single-digit royalties based on net sales in the licensed territory.

“Receipt of this first milestone from the Cara Therapeutics licensing agreement for Oral KORSUVA is an exciting moment for us and our shareholders. It not only highlights the value proposition that Enteris represents to SWK, but it also well illustrates the monetization opportunity that Enteris’ Peptelligence platform offers in the development of oral tablet formulations of peptides and small molecules. Importantly, for future potential partners, we believe the successful completion of the milestone validates the breadth and depth of Enteris’ comprehensive pharmaceutical capabilities,” stated Winston Black, Chairman and CEO of SWK. “We look forward to supporting the Enteris team in its ongoing work with Cara Therapeutics as they work toward achieving the additional milestones.”

About SWK Holdings:

SWK Holdings Corporation is a specialized finance company with a focus on the global healthcare sector. SWK partners with ethical product marketers and royalty holders to provide flexible financing solutions at an attractive cost of capital to create long-term value for both SWK’s business partners and its investors. SWK believes its financing structures achieve an optimal partnership for companies, institutions and inventors seeking capital for expansion or capital and estate planning by allowing its partners to monetize future cash flow with minimal dilution to their equity stakes. SWK also owns Enteris BioPharma, whose core Peptelligence™ drug delivery technology creates oral formulations of peptide-based and BCS class II, III, and IV small molecules. With Enteris, SWK has the opportunity to grow its specialty finance business by actively building a wholly-owned portfolio of milestones and royalties through licensing activities. Additional information on the life science finance market is available on the Company’s website at www.swkhold.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements including words such as “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plan,” “will,” “may,” “look forward,” “intend,” “guidance,” “future” or similar expressions are forward-looking statements. Because these statements reflect SWK’s current views, expectations and beliefs concerning future events, these forward-looking statements involve risks and uncertainties. Investors should note that many factors, as more fully described under the caption “Risk Factors” and elsewhere in SWK’s Form 10-K, Form 10-Q and Form 8-K filings with the Securities and Exchange Commission and as otherwise enumerated herein, could affect the Company’s future financial results and could cause actual results to differ materially from those expressed in such forward-looking statements. The forward-looking statements in this press release are qualified by these risk factors. These are factors that, individually or in the aggregate, could cause the Company’s actual results to differ materially from expected and historical results. You should not place undue reliance on any forward-looking statements, which speak only as of the date they are made. We assume no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise.

For more information, please contact:

Jason Rando (Media)

Tiberend Strategic Advisors, Inc.

+1.212.375.2665

jrando@tiberend.com

Maureen McEnroe, CFA (Investors)
+1 212.375.2664

mmcenroe@tiberend.com